EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and to the incorporation by reference of our reports dated February 14, 2014, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of LifePoint Hospitals, Inc. for the registration of $1,100,000,000 of its 5.5% Senior Notes due 2021.

/s/ Ernst & Young LLP

Nashville, Tennessee
August 18, 2014